Exhibit 99.34

NOVATION AND SECURITY RELEASE DEED

dated                among:

Deutsche Bank AG, London Branch (the “Remaining Party”),

Waha AC Coöperatief U.A. (the “Transferor”)

AND

Avia Holding Limited (the “Transferee”).

The Transferor and the Remaining Party have entered into a Transaction identified in the attached Annex A (the “Old Transaction”) evidenced by a Confirmation (the “Old Confirmation”). To secure the obligations of the Remaining Party under the Old Transaction, the Transferor and the Remaining Party entered into a security deed dated 3 September 2014, as confirmed and supplemented by the first supplemental security deed dated 9 April 2015 and the second supplemental security deed dated 24 November 2016, in which the Transferor granted security over Collateral (as such term is defined in the Old Confirmation) for the benefit of the Remaining Party (the “Transferor Security Deed”).

With effect from and including Novation Date (as such term is defined below) the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the Old Transaction, with the effect that the Remaining Party and the Transferee enter into a new transaction (a “New Transaction”) between them having terms identical to those of the Old Transaction, as more particularly described below and restated in the form attached in Annex B (the “New Confirmation”).

The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transactions.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transactions and have released and discharged the security created by or pursuant to the Transferor Security Deed.

Accordingly, the parties agree as follows: —

1.	Definitions.

Terms defined in the ISDA 2002 Master Agreement as published in 2002 by the International Swaps and Derivatives Association, Inc., (the “ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein.

In addition, the term “Novation Date” means the first date on or after 6 August 2019, but on or prior to 14 September 2019 (or such later date as agreed upon by the parties hereto), that each of the following conditions shall have been satisfied or waived:

(a)

the Transferee and the Remaining Party have entered into a new security deed (the “Transferee Security Deed”) in which the Transferee creates security over all of its rights, title and interest in the Collateral (as such term is defined in the New Confirmation), and such Transferee Security Deed shall have been duly executed and delivered and perfection steps over the Collateral Shares (as defined in the Transferee Security Deed) required in the relevant jurisdiction shall have been completed on or prior to such date;

(b)	all of the representations and warranties of the Transferee contained in this Deed shall be true and correct on and as of such date;

(c)

the Transferee shall have provided to the Remaining Party (i) a legal opinion of Clifford Chance LLP, as Dutch counsel to the Transferor and the Transferee, (ii) a legal opinion of Latham & Watkins LLP, as English counsel to the Transferor and the Transferee and (iii) a legal opinion of Maples and Calder (Dubai) LLP, as Cayman counsel to the Transferee, in each case addressed to the Remaining Party and in the form agreed to between the parties hereto;

(d)	the Transferor shall have provided to the Remaining Party a copy of the resolution of the management board of the Transferor approving the execution of this Deed and all other related documents; and

(e)

all documents and instruments, required by law or reasonably requested by the Remaining Party to be filed, registered or recorded to create the security interests intended to be created by the Transferee Security Deed and perfect or record such security interests shall have been filed, registered or recorded or delivered to the Remaining Party for filing, registration or recording.

2.	Transfer, Release, Discharge and Undertakings.

With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Deed and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)

the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to the Old Transaction and their respective rights against each other thereunder are cancelled, provided that such release and discharge does not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Transaction;

(b)

in respect of the New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to the Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date) as set forth definitively in the New Confirmation; and

(c)

the Transferee and the Remaining Party shall be deemed to have entered into the New Transaction, which shall be governed by the New Confirmation in the form attached as Annex B, and the offices of the Remaining Party and the Transferee for purposes of such New Transaction shall be as specified in Annex B and the office of the Transferor for purposes of the Old Transaction is as specified in the Old Confirmation.

3.	Release and Discharge of the Transferor Security Deed.

(a)	With effect from and including the Novation Date, the Remaining Party irrevocably and unconditionally:

(i)

releases and discharges the Transferor from all present or future, actual or contingent liabilities, obligations, and security created, evidenced or conferred by, and all claims, actions, suit, accounts and demands arising under the Transferor Security Deed;

(ii)	reassigns and retransfers to the Transferor all rights, interest and title to the Security Assets (as such term is defined in the Transferor Security Deed);

(iii)

authorises the Transferor to give notice on behalf of the Remaining Party of the releases under this Deed to any person on whom notice of any security interest created by the Transferor Security Deed was served; and

(iv)

agrees that it will, immediately following such release, return any share certificates, stock transfer forms and other documents of title held by it in relation to the Security Assets (as such term is defined in the Transferor Security Deed) and Transferor Security Deed to the Transferor (or as they may otherwise direct).

(b)	The Remaining Party confirms that as at the date of this Deed:

(i)	it is not aware of any event which has resulted in the crystallisation of a floating charge contained in the Transferor Security Deed; and

(ii)	it has not taken any action which has resulted in the crystallisation of a floating charge contained in the Transferor Security Deed.

(c)

The Remaining Party will, at the request and cost of the Transferor, do all such things and enter into and execute all such deeds, documents, memoranda, agreements or instruments as may be reasonably necessary to give effect to the provisions of this paragraph 3.

4.	Right to Rehypothecate.

(a)

Pursuant to the terms of the Old Transaction and the Transferor Security Deed, the Remaining Party has the right to Rehypothecate any Collateral (as each such term is defined in the Old Confirmation). To the extent the Remaining Party has exercised this right, the Remaining Party is obliged to deliver equivalent securities (securities of the same class and issue as the Rehypothecated Shares (as such term is defined in the Old Confirmation)), cash or other assets (as applicable) to the Transferor on the Novation Date.

(b)	To the extent the Remaining Party has exercised the right described in sub-paragraph (a) above, the parties hereby agree and acknowledge that:

(i)

the obligation of the Remaining Party to deliver equivalent securities, cash or other assets (as applicable) in connection with the exercise of that right (the “Relevant Assets”) to the Transferor is deemed to be satisfied on the Novation Date;

(ii)

the Transferor is deemed to have delivered the Relevant Assets to the Transferee’s Collateral Account (as such term is defined in the New Confirmation) on the Novation Date. Such Relevant Assets form part of the Collateral (as such term is defined in the New Confirmation) subject to the Transferee Security Deed; and

(iii)

the Remaining Party is, as at the Novation Date, deemed to have exercised its rights to Rehypothecate (as such term is defined in the New Confirmation) securities, cash or other assets (as applicable) equivalent to the Relevant Assets. The Remaining Party is obliged to deliver securities, cash or other assets (as applicable) equivalent to the Relevant Assets at the time the Remaining Party is required to return Collateral (as such term is defined in the New Confirmation), save to the extent the Remaining Party’s obligation to return equivalent Collateral (as such term is defined in the New Confirmation) is discharged in accordance with the other provisions of the New Confirmation.

5.	Representations and Warranties.

(a)	On the date of this Deed and on the Novation Date:

(i)

Each of the parties makes to each of the other parties those representations and warranties set forth in Section 3 of the ISDA Master Agreement with references in such Section to “this Agreement” being deemed references to this Deed and the New Confirmation and with references in such Section to “any Credit Support Document” being deemed references to the Transferee Security Deed.

(ii)

The Remaining Party and the Transferor each makes to the other, and the Remaining Party and the Transferee each makes to the other, the representation set forth in Section 3(b) of the ISDA Master Agreement, in each case with respect to the Old Transaction or the New Transaction, as the case may be, and taking into account the parties entering into and performing their obligations under this Deed.

(iii)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)

it has made no prior transfer (whether by way of security or otherwise) of any interest or obligation in respect of the Old Transaction, save for the security granted pursuant to the Transferor Security Deed; and

(B)	on the Novation Date, all obligations of the Transferor and the Remaining Party under the Old Transaction required to be performed on or before the Novation Date have been fulfilled.

(iv)

The Transferee makes to the Remaining Party each of the representations, warranties and covenants made by the Counterparty set forth in the provisions opposite the caption “Collateral” of the New Confirmation and in Section 4 of the New Confirmation as if each of the date of this Deed and the Novation Date, as the case may be, were the Trade Date.

(v)

The Transferor and the Transferee each represents and warrants to the Remaining Party that (A) the holding period for the Collateral Shares within the meaning of Rule 144 under the Securities Act began prior to September 2, 2013 and shall be unaffected by the novation to be effected hereby and the transfers and deliveries described in Sections 3 and 4 above and (B) there is no change to the ultimate beneficial ownership of the Collateral Shares as a result of the transfers and deliveries described in Sections 3 and 4 above.

(b)

The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any New Transaction or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any New Transaction or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	Counterparts.

This Deed (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile or email transmission attached in pdf form), each of which will be deemed an original.

7.	Costs and Expenses.

The Transferee will pay all of the Remaining Party’s costs and expenses (including legal fees) incurred in connection with this Deed and as a result of the negotiation, preparation and execution of this Deed.

8.	Amendments.

No amendment, modification or waiver in respect of this Deed will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

9.	Rights of Third Parties.

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by this Deed are enforceable under that Act against the parties to this Deed by any other person.

10.	Severability.

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

11.	(a) Governing Law.

This Deed and all non-contractual obligations arising out of it or in connection with it are governed by and construed in accordance with the laws of England.

 (b)     Jurisdiction.

The terms of Section 13(b) of the ISDA Master Agreement apply to this Deed with references in such Section to “this Agreement” being deemed references to this Deed alone; provided that in the line of Section 13(b) the following shall be inserted after the word “Agreement”: “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Deed”.

IN WITNESS WHEREOF the parties have duly executed this Deed as a deed on the respective dates specified below and is delivered and with effect from and including the Novation Date.

SIGNATORIES TO DEED OF RELEASE

REMAINING PARTY

EXECUTED as a DEED by

DEUTSCHE BANK AG, LONDON BRANCH acting by:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

[Signature page to DB_Waha_Avia Novation and Security Release Deed]

TRANSFEROR

EXECUTED as a DEED by

WAHA AC COÖPERATIEF U.A. acting by:

as Director and Authorised Signatory:

Date:

Witness:

Name:

Address:

Occupation:

as Director and Authorised Signatory:

_________________________________

Date:

Witness:

Name:

Address:

Occupation:

[Signature page to DB_Waha_Avia Novation and Security Release Deed]

TRANSFEREE

EXECUTED as a DEED by

AVIA HOLDING LIMITED acting by:

as Director and Authorised Signatory:

_________________________________

Date:

Witness:

Name:

Address:

Occupation:

[Signature page to DB_Waha_Avia Novation and Security Release Deed]

ANNEX A

Old Confirmation

The Funded Collar Transaction entered into between the Remaining Party and the Transferor with a Trade Date of September 2, 2014, evidenced by a Confirmation dated September 2, 2014 as amended on December 1, 2014 and November 22, 2016.

ANNEX B

New Confirmation